Exhibit 99.2

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Agreement”), dated as of July 17, 2014, by and among NII Capital Corp., a corporation duly organized and existing under the laws of United States of America and having its principal office at 1875 Explorer Street, Suite 1000, Reston, VA 20190 (the “Company”), U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America and having a corporate trust office at 1420 Fifth Avenue, 7th Floor, Seattle, Washington 98101 (“Successor Trustee”) and Wilmington Savings Fund Society, FSB, a banking corporation duly organized and existing under the laws of Delaware and having a corporate trust office at 500 Delaware Avenue, Wilmington, Delaware 19801 (“Resigning Trustee”).

RECITALS:

WHEREAS, there are currently $500,000,000 aggregate principal amount of the Company’s 8.875% Senior Notes (the “Securities”) outstanding under that certain Indenture (the “Indenture”), dated as of December 15, 2009, by and between the Company, each of the Guarantors, and Resigning Trustee, as successor to Wilmington Trust Company (the “Original Trustee”);

WHEREAS, the Company originally appointed Original Trustee as the trustee (the “Trustee”), registrar (the “Registrar”) and paying agent (the “Paying Agent”) under the Indenture;

WHEREAS, Section 7.08(b) of the Indenture provides that the Trustee may at any time resign with respect to the Securities by giving written notice of such resignation to the Company, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;

WHEREAS, Section 7.08(c) of the Indenture provides that (i) if the Trustee resigns, is removed, or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee, and (ii) within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Securities may appoint a successor Trustee to replace the successor Trustee appointed by the Company;

WHEREAS, Section 7.08(f) of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor Trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, and duties of the predecessor Trustee;

WHEREAS, pursuant to that certain Agreement of Resignation, Appointment and Succession, dated as of June 19, 2014, among Original Trustee, the Resigning Trustee and the Company (the “Resignation and Succession Agreement”), (i) Original Trustee provided written notice to the Company of its resignation as Trustee, Registrar and Paying Agent under the Indenture, and (ii) the Resigning Trustee accepted its appointment as successor Trustee, Registrar and Paying Agent under the Indenture;

WHEREAS, pursuant to Section 7.08(c) of the Indenture, following the effective date of the Resignation and Succession Agreement, Holders of at least a majority in principal amount of the then outstanding Securities delivered written notice to Resigning Trustee seeking its removal as trustee under the Indenture and the appointment of Successor Trustee; and

WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee, Registrar and Paying Agent under the Indenture.

NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

THE RESIGNING TRUSTEE
1.1Pursuant to Section 7.08(b) of the Indenture, Resigning Trustee hereby gives notice to the Company that Resigning Trustee is resigning as Trustee, Registrar and Paying Agent under the Indenture.

1.2Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)	The Indenture, and each amendment and supplemental indenture thereto, if any, was validly and lawfully executed and delivered by the Resigning Trustee and is in full force and effect.

(b)	No covenant or condition contained in the Indenture has been waived by Resigning Trustee.

(c)
To the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, other than the alleged defaults set forth in the Notice of Default, dated March 19, 2014 (the “March 19 Letter”), sent to the Company by Cede & Co. at the direction of Aurelius Investment, LLC, and the letters dated March 27, 2014 and April 23, 2014 delivered by Holders stating that they hold sufficient Securities to waive such alleged defaults (collectively, the “March 27 and April 23 Letters”), no covenant or condition contained in the Indenture has been waived by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(d)	As of the effective date of this Agreement, Resigning Trustee will hold no moneys or property under the Indenture.

(e)
Pursuant to Section 2.02 of the Indenture, Original Trustee has represented to Resigning Trustee that Original Trustee has duly authenticated and delivered $500,000,000 aggregate principal amount of Securities, $500,000,000 of which are outstanding as of the effective date hereof.

(f)	The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.

(g)
Original Trustee has represented to Resigning Trustee that each person who so authenticated the Securities was duly elected, qualified and acting as an officer or authorized signatory of Original Trustee and empowered to authenticate the Securities at the respective times of such authentication and the signature of such person or persons appearing on such Securities is each such person’s genuine signature.

(h)	This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

1.3Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers, and duties of the Trustee, Registrar and Paying Agent under the Indenture, including, without limitation, all of its rights to, and all of its security interests in and liens upon, the collateral, if any, and all other rights of Resigning Trustee with respect to the collateral, if any, pursuant to the transaction documents. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers, and duties hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Registrar and Paying Agent.

1.4Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the effective date hereof, all of the documents listed on Exhibit A hereto.
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THE COMPANY

2.1The Company hereby acknowledges (i) the removal of Resigning Trustee as Trustee, Registrar and Paying Agent under the Indenture, (ii) the acceptance of Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture, and (iii) the vesting in the Successor Trustee of all the rights, powers, and duties of Resigning Trustee under the Indenture with like effect as if originally named as Trustee, Registrar and Paying Agent in the Indenture.

2.2The Company hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)	The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.

(b)
The Indenture, and each amendment or supplemental indenture thereto, if any, was validly and lawfully executed and delivered by the Company and is in full force and effect and the Securities were validly issued by the Company.

(c)
To the best of the Company’s knowledge, other than the alleged defaults set forth in the March 19 Letter, and the March 27 and April 23 Letters, no covenant or condition contained in the Indenture has been waived by the Company or the Guarantors, or, to the best of the Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(d)
There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company or the Guarantors before any court or any governmental authority arising out of any act or omission of the Company or the Guarantors under the Indenture other than with respect to the alleged defaults set forth in the March 19 Letter, as described in Section 2.2(c) hereof.

(e)
The Company acknowledges the Resigning Trustee’s removal as Trustee, Registrar and Paying Agent under the Indenture, and the acceptance by the Successor Trustee of its appointment as Trustee, Registrar and Paying Agent under the Indenture; and agrees to execute and deliver such agreements, including, without limitation, this Agreement and other instruments, as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture. Furthermore, this Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(f)
All conditions precedent relating to the acceptance by U.S. Bank, National Association of its appointment as successor Trustee, Registrar and Paying Agent under the Indenture have been complied with by the Company.

2.3Nothing in this Agreement shall operate as or be deemed a waiver by the Company of any right, power, privilege, claim or argument under or in connection with the Indenture or applicable law or an admission in connection therewith, and all rights, powers, privileges, claims or arguments of the Company in connection with the Indenture are expressly reserved in all respects.
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THE SUCCESSOR TRUSTEE

3.1Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:

(a)	Successor Trustee is not disqualified under the provisions of Section 7.10 and is eligible under the provisions of Section 7.10 of the Indenture to act as Trustee under the Indenture.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.2Successor Trustee hereby accepts its appointment as successor Trustee, Registrar and Paying Agent under the Indenture and accepts the rights, powers, and duties of Resigning Trustee as Trustee, Registrar and Paying Agent under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Registrar and Paying Agent under the Indenture.

3.3Promptly after the effective date of this Agreement, the Successor Trustee shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each Holder of the Securities in accordance with the provisions of Section 7.08(f) of the Indenture.

3.4References in the Indenture to “Principal Office” or other similar terms shall be deemed to refer to the designated corporate trust office of Successor Trustee, which is presently located at 1420 Fifth Avenue, 7th Floor, Seattle, Washington.

4

MISCELLANEOUS
4.1Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

4.2This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on July 17, 2014.

4.3This Agreement does not constitute a waiver by any of the parties hereto of any obligation or liability which Resigning Trustee may have incurred in connection with its serving as Trustee, Paying Agent or Registrar under the Indenture or an assumption by Successor Trustee of any liability of Resigning Trustee arising out of a breach by Resigning Trustee prior to its resignation of its duties under the Indenture.

4.4Notwithstanding the resignation of the Resigning Trustee effected hereby, the Company shall remain obligated under Section 7.07 of the Indenture to compensate, reimburse and indemnify Resigning Trustee for its service as Trustee under the Indenture, and to hold Resigning Trustee harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof). The Company acknowledges that the Resigning Trustee and its agents and counsel have accrued but unpaid (i) compensation for services rendered by the Resigning Trustee and its agents and counsel and (ii) disbursements, advances and expenses incurred or made by the Resigning Trustee and its agents and counsel, for which the Company remains obligated under Section 7.07 of the Indenture. This Agreement does not constitute a waiver or assignment by the Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture.

4.5The parties hereto agree to take reasonable action to confirm, evidence and perfect Successor Trustee's rights in, or with respect to, the collateral, if any, pursuant to the transaction documents.

4.6This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

4.7This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission by the parties hereto shall constitute (i) effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes and (ii) compliance by the respective parties hereto with the notice requirements of Section 12.02 the Indenture and the execution and delivery requirements of Section 7.08 of the Indenture (including, without limitation, the Company’s obligation under Section 7.08(c) to appoint a successor Trustee and the Successor Trustee’s obligation to deliver a written acceptance of its appointment as successor Trustee to Resigning Trustee and the Company). Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

4.8The Company acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee. The Company agrees that it will provide Successor Trustee with such information as it may request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.

4.9This Agreement sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.

4.10The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.

4.11    Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:

If to the Company:

NII Capital Corp.
1875 Explorer Street, Suite 1100
Reston, VA 20190
Attention:     Gary D. Begeman, Vice President
Facsimile: 703-390-5191
Email: gary.begeman@nii.com
Tel: 703-390-5100

If to Resigning Trustee:
Wilmington Savings Fund Society, FSB
500 Delaware Avenue
Wilmington, DE 19801
Attention: Patrick J. Healy, VP and Director
Facsimile: 302-421-9137
Email: phealy@wsfsbank.com
Tel: 302-888-7420

If to Successor Trustee:
U.S. Bank National Association
1420 Fifth Avenue, 7th Floor
Seattle, WA 98101
Attention: Diana Jacobs, Vice President
Facsimile: 206-344-4694
Email: diana.jacobs@usbank.com

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

NII CAPITAL CORP.

By:
Name: Title:

Wilmington Savings Fund Society, FSB
as Resigning Trustee

By:
Name: Title:

U.S. Bank National Association
as Successor Trustee

By:
Name: Title:

EXHIBIT A

Documents to be delivered to Successor Trustee

a.	Executed copy of Indenture and each amendment and supplemental indenture thereto.

b.	File of closing documents from initial issuance.

c.
Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders).

d.
Copies of any official notices sent by the Trustee to all the Holders of the Securities pursuant to the terms of the Indenture during the past twelve months and a copy of the most recent Trustee’s annual report to Holders delivered pursuant to Section 7.06 of the Indenture.

e.	List of any documents which, to the knowledge of Resigning Trustee, are required to be furnished but have not been furnished to Resigning Trustee.

EXHIBIT B
[COMPANY LETTERHEAD]
NOTICE

To the Holders of:
NII Capital Corp. 8.875% Senior Notes Due 2019

CUSIP #

NOTICE IS HEREBY GIVEN, pursuant to Section 7.08(b) of the Indenture (as amended and supplemented, the “Indenture”), dated as of December 15, 2009, by and between NII Capital Corp., the Guarantors party thereto, and Wilmington Savings Fund Society, FSB as successor Trustee (the “Trustee”), that the Trustee has resigned as trustee, registrar and paying agent under the Indenture.

Pursuant to Section 7.08 of the Indenture, U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America, has accepted appointment as successor trustee, registrar and paying agent under the Indenture. The address of the designated corporate trust office of the successor Trustee is 1420 Fifth Avenue, 7th Floor, Seattle, Washington 98101.

The resignation of Wilmington Savings Fund Society, FSB, as trustee, registrar and paying agent and the appointment of U.S. Bank National Association as successor trustee, registrar and paying agent under the Indenture became effective as of the opening of business on [_______], 2014.

Dated:
_____________, 2014
[COMPANY]